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                        Independent Accountants' Report



The Board of Directors
GE Capital Mortgage Services, Inc.:



We have examined management's assertion about GE Capital Mortgage Services, Inc.'s (the Company's) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1995 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, except for noncompliance with minimum servicing standard I. 1., management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1995 is fairly stated, in all material respects.

As discussed in management's assertion, the material noncompliance occurred at the Company during the year ended December 31, 1995. With respect to minimum servicing standard I.l., 10 of the 38 accounts tested contained reconciling items that were not resolved within 90 calendar days of their original identification.

These conditions were considered in determining the nature, timing and extent of audit tests applied in our audit of the 1995 consolidated financial statements, and this report does not affect our report dated January 19, 1996 on those consolidated financial statements.

                                                        /s/KPMG Peat Marwick LLP


March 8, 1996